                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13D-1(B), (C)
           AND (D) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2


                         (Amendment No.               )*
                                       ---------------

                          OUTSOURCE INTERNATIONAL, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, PAR VALUE $.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   690131 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  [ ]  Rule 13d-1(b)
                  [ ]  Rule 13d-(c)
                  [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 690131 10 7                   13G            PAGE   2   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          GARRY E. MEIER AND JAY D. SEID, AS TRUSTEES OF
          THE OUTSOURCE INTERNATIONAL, INC. VOTING TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

                              3,950,901
                       --------------------------------------------------------
  NUMBER OF            (6)     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                  NONE
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                   NONE
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,950,901
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          45.5%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   3   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          NADYA I. SCHUBERT, AS TRUSTEE OF
          THE NADYA I. SCHUBERT REVOCABLE TRUST; AS SUCCESSOR TRUSTEE OF
          THE LAWRENCE H. SCHUBERT REVOCABLE TRUST;
          AS SUCCESSOR TRUSTEE OF THE ADAM PUGH TRUST AGREEMENT; AND
          AS SUCCESSOR TRUSTEE OF THE RACHEL SCHUBERT TRUST AGREEMENT
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

                               NONE
                       --------------------------------------------------------
  NUMBER OF            (6)     SHARED VOTING POWER
   SHARES
 BENEFICIALLY                  NONE
  OWNED BY             --------------------------------------------------------
    EACH               (7)     SOLE DISPOSITIVE POWER
  REPORTING
 PERSON WITH                   757,489
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          757,489
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          8.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   4   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ALAN E. SCHUBERT, INDIVIDUALLY;
          AS CO-TRUSTEE OF THE MATTHEW SCHUBERT OUTSOURCE TRUST; AND
          AS CO-TRUSTEE OF THE JASON SCHUBERT OUTSOURCE TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               1,320,298
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               483,350
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,803,648
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          20.8%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   5   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MATTHEW B. SCHUBERT, AS CO-TRUSTEE
          OF THE JASON SCHUBERT OUTSOURCE TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               281,503
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          281,503
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   6   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          JASON D. SCHUBERT, AS CO-TRUSTEE
          OF THE MATTHEW SCHUBERT OUTSOURCE TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               201,847
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          201,847
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   7   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ESTATE OF LOUIS A. MORELLI, INDIVIDUALLY; AS
          TRUSTEE OF THE LOUIS J. MORELLI S STOCK TRUST; AND AS
          TRUSTEE OF THE MARGARET MORELLI JANISCH S STOCK TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
BENEFICIALLY           (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               364,720
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          364,720
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          4.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   8   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          VIRGINIA M. MORELLI
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               250,110
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          250,110
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE   9   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          LOUIS J. MORELLI
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               212,002
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          212,002
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          2.4%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE  10   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MARGARET MORELLI JANISCH, INDIVIDUALLY, AND AS
          TRUSTEE OF THE LOUIS J. MORELLI S. STOCK TRUST
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               273,293
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          273,293
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.1%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN; OO
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE  11   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS/
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          RAYMOND S. MORELLI
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
BENEFICIALLY           (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               287,776
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          287,776
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          3.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

CUSIP NO. 690131 10 7                   13G            PAGE  12   OF  25   PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          MINDI WAGNER
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [ ]
          (See Instructions)                                        (b)   [ ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          USA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER

  NUMBER OF                    NONE
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY
    EACH                       NONE
  REPORTING            --------------------------------------------------------
 PERSON WITH           (7)     SOLE DISPOSITIVE POWER

                               1,863
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER

                               NONE
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          1,863
          ---------------------------------------------------------------------

 (10)     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES (See Instructions)                                       [ ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

          .02%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON (See Instructions)

          IN
          ---------------------------------------------------------------------

Item 1.

         (a)      Name of Issuer:

                  Outsource International, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                  1690 South Congress Avenue, Suite #210
                  Delray Beach, Florida  33445

Item 2.

         (a)      Name of Persons Filing:

                           Garry E. Meier and Jay D. Seid, as Trustees of the Outsource International, Inc. Voting Trust

                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust; as Successor Trustee of the Lawrence H. Schubert Revocable Trust; as Successor Trustee of the Adam Pugh Trust Agreement; and as Successor Trustee of the Rachel Schubert Trust Agreement

                           Alan E. Schubert, Individually;
                           as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust

                           Matthew B. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust

                           Jason D. Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

                           Louis A. Morelli, Individually;
                           as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Morelli Janisch S Stock Trust

                           Virginia M. Morelli

                           Louis J. Morelli

                           Margaret Morelli Janisch, Individually, and as Trustee of the Louis J. Morelli S. Stock Trust

                           Raymond S. Morelli

                           Mindi Wagner

         (b)      Address of Principal Business Office or if None, Residence:

                  1690 South Congress Avenue, Suite #210
                  Delray Beach, Florida  33445

         (c)      Citizenship:



                              Page 13 of 25 Pages

                  USA

         (d)      Title of Class of Securities:

                  Common Stock, par value $.001

         (e)      Cusip Number:

                  690131 10 7

Item 3.

         N/A

Item 4.  Ownership

         A.(a)    Amount Beneficially Owned by Garry E. Meier
                  and Jay D. Seid, as Trustees of the
                  Outsource International, Inc. Voting Trust:         3,950,901

                  3.950,901 shares of Common Stock beneficially owned by the Reporting Persons listed in Items 4(B) - 4(K) were deposited with Garry
         E. Meier and Jay D. Seid, as successor Voting Trustees to Richard J. Williams and Paul M. Burrell, the Voting Trustees, under Voting Trust Agreement dated as of February 21, 1997 ("VTA") and an Agreement Among Shareholders and Investors dated as of February 21, 1997 ("AASI").

         (b)      Percent of Class: 45.5%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           3,950,901

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv) Shared power to dispose or to direct the disposition of: None

         B.(a)    Amount Beneficially Owned by Nadya I. Schubert, as Trustee
                  of the Nadya I. Schubert Revocable Trust; as Successor Trustee of the Lawrence H. Schubert Revocable Trust; as Successor Trustee of the Adam Pugh Trust Agreement; and as Successor
                  Trustee of the Rachel Schubert Trust Agreement:       757,489

                  Represents: (1) 407,632 shares held of record by Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust; (2) 284,857 shares held of record by Nadya I. Schubert, as Successor Trustee of the Lawrence H. Schubert Revocable Trust; (3) 32,500 shares held of record by Nadya I. Schubert, as Successor Trustee of the Adam Pugh Trust Agreement; and (4) 32,500 shares held of record by Nadya I. Schubert, as Successor Trustee of the Rachel Schubert Trust Agreement.


                              Page 14 of 25 Pages

         (b)      Percent of Class: 8.7%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  757,489

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         C.(a) Amount Beneficially Owned by Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust: 1,803,648

                  Represents: (1) 1,320,298 shares held of record by Alan E. Schubert, individually; (2) 201,847 shares held of record by Alan E. Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust; and
         (3) 281,503 shares held of record by Alan E. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust.

         (b)      Percent of Class: 20.8%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  1,320,298

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   483,350

         D.(a)    Amount Beneficially Owned by Matthew B. Schubert as
                  Co-Trustee of the Jason Schubert Outsource Trust:      281,503

                  Represents 281,503 shares held of record by Matthew B. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust.

         (b)      Percent of Class: 3.2%


                              Page 15 of 25 Pages

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   281,503

         E.(a)    Amount Beneficially Owned by Jason D. Schubert,
                  as Co-Trustee of the Matthew B. Schubert Outsource
                  Trust:                                      201,847

                  Represents 201,847 shares held of record by Jason Schubert, as Co-Trustee of the Matthew B. Schubert Outsource Trust.

         (b)      Percent of Class: 2.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  None

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   201,847

         F.(a) Amount Beneficially Owned by Estate of Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Morelli Janisch S Stock
                  Trust:                                                 364,720

                  Represents: (1) 250,111 shares held of record by Estate of Louis A. Morelli, individually; (2) 56,230 shares held of record by Louis A. Morelli, as Trustee of the Louis J. Morelli S Stock Trust; and
         (3) 58,379 shares held of record by Louis A. Morelli, as Trustee of the Margaret Ann Janisch S Stock Trust.

         (b)      Percent of Class: 4.2%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:


                              Page 16 of 25 Pages

                           None


                  (iii)    Sole power to dispose or to direct the
                           disposition of:  364,720

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         G.(a)    Amount Beneficially Owned by Virginia M. Morelli:     250,110

                  Represents 250,110 shares held of record held by Virginia M. Morelli.

         (b)      Percent of Class: 2.9%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  250,110

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         H.(a)    Amount Beneficially Owned by Louis J. Morelli:         212,002

                  Represents 212,002 shares held of record held by Louis J. Morelli.

         (b)      Percent of Class: 2.4%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  212,002

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         I.(a)    Amount Beneficially Owned by Margaret Morelli Janisch: 273,293

                  Represents: (1) 271,448 shares held of record by Margaret Morelli Janisch, individually, and (2) 1,845 shares as Trustee of the Louis J. Morelli S. Stock Trust.


                              Page 17 of 25 Pages

         (b)      Percent of Class: 3.1%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  273,293

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         J.(a)    Amount Beneficially Owned by Raymond S. Morelli:      287,776

                  Represents 287,776 shares held of record by Raymond S.
         Morelli.

         (b)      Percent of Class: 3.3%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  287,776

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

         K.(a)    Amount Beneficially Owned by Mindi Wagner:               1,863

                  Represents 1,863 shares held of record by Mindi Wagner.

         (b)      Percent of Class: .02%

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:
                           None

                  (ii)     Shared power to vote or to direct the vote:
                           None

                  (iii)    Sole power to dispose or to direct the
                           disposition of:  1,863


                              Page 18 of 25 Pages

                  (iv)     Shared power to dispose or to direct the
                           disposition of:   None

Item 5.  Ownership of Five Percent or Less of a Class

                  N/A

Item 6. Ownership of More than Five Percent on Behalf of Another Person

         Pursuant to the terms of the AASI, dividends paid in stock of the Issuer are held by the Voting Trustees and the beneficial owners of such shares will receive a voting trust certificate representing such stock.

Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on by the
         Parent Holding Company

                  N/A


                              Page 19 of 25 Pages

Item 8.   Identification and Classification of Members of the Group

                           Garry E. Meier and Jay D. Seid, as Co-Trustees of the Outsource International, Inc. Voting Trust

                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust; as Successor Trustee of the Lawrence H. Schubert Revocable Trust;
                           as Successor Trustee of the Adam Pugh Trust
                           Agreement; and as Successor Trustee of the Rachel Schubert Trust Agreement

                           Alan E. Schubert, Individually;
                           as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust

                           Matthew B. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust

                           Jason D. Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust

                           Estate of Louis A. Morelli, Individually;
                           as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Morelli Janisch S Stock Trust

                           Virginia M. Morelli

                           Louis J. Morelli

                           Margaret Morelli Janisch, Individually, and as Trustee of the Louis J. Morelli S. Stock Trust

                           Raymond S. Morelli

                           Mindi Wagner

Item 9.   Notice of Dissolution of Group

                  N/A

Item. 10. Certification

                  N/A


                              Page 20 of 25 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  February 14, 2001

                           OUTSOURCE INTERNATIONAL, INC.
                           VOTING TRUST

                           By: /s/ Garry E. Meier
                               -------------------------------------------------
                                   Garry E. Meier, as Voting Trustee for:

                                    Nadya I. Schubert as Trustee of the Nadya I.
                                    Schubert Revocable Trust dated 8/25/95

                                    Nadya I. Schubert as Successor Trustee of the Lawrence H. Schubert Revocable Trust dated 8/25/95

                                    Nadya I. Schubert as Successor Trustee of the Adam Pugh Trust Agreement dated 9/18/95

                                    Nadya I. Schubert as Successor Trustee of the Rachel Schubert Trust Agreement dated 9/18/95

                                    Alan E. Schubert

                                    Estate of Louis A. Morelli

                                    Estate of Louis A. Morelli as Co-Trustee of the Louis J. Morelli S Stock Trust dated 1/1/95

                                    Estate of Louis A. Morelli as Trustee of the
                                    Margaret Morelli Janisch S Stock Trust dated
                                    1/1/95

                                    Virginia M. Morelli

                                    Louis J. Morelli

                                    Margaret Morelli Janisch

                                    Margaret Morelli Janisch as Co-Trustee of the Louis J. Morelli S. Stock Trust

                                    Raymond S. Morelli

                                    Mindi Wagner


                              Page 21 of 25 Pages

                                    Jason D. Schubert and Alan E. Schubert as
                                    Trustees of the Matthew Schubert Outsource
                                    Trust dated 11/24/95

                                    Matthew B. Schubert and Alan E. Schubert as
                                    Trustees of the Jason Schubert Outsource
                                    Trust dated 11/24/95


                           By: /s/ Jay D. Seid
                               ------------------------------------------------
                                   Jay D. Seid, as Voting Trustee for:

                                    Nadya I. Schubert as Trustee of the Nadya I.
                                    Schubert Revocable Trust dated 8/25/95

                                    Nadya I. Schubert as Successor Trustee of the Lawrence H. Schubert Revocable Trust dated 8/25/95

                                    Nadya I. Schubert as Successor Trustee of the Adam Pugh Trust Agreement dated 9/18/95

                                    Nadya I. Schubert as Successor Trustee of the Rachel Schubert Trust Agreement dated 9/18/95

                                    Alan E. Schubert

                                    Estate of Louis A. Morelli

                                    Estate of Louis A. Morelli as Co-Trustee of the Louis J. Morelli S Stock Trust dated 1/1/95

                                    Estate of Louis A. Morelli as Trustee of the
                                    Margaret Morelli Janisch S Stock Trust dated
                                    1/1/95

                                    Virginia M. Morelli

                                    Louis J. Morelli

                                    Margaret Morelli Janisch

                                    Margaret Morelli Janisch as Co-Trustee of the Louis J. Morelli S. Stock Trust

                                    Raymond S. Morelli

                                    Mindi Wagner



                              Page 22 of 25 Pages

                                    Jason D. Schubert and Alan E. Schubert as
                                    Trustees of the Matthew Schubert Outsource
                                    Trust dated 11/24/95

                                    Matthew B. Schubert and Alan E. Schubert as
                                    Trustees of the Jason Schubert Outsource
                                    Trust dated 11/24/95



                           /s/                      *
                           ----------------------------------------------------
                           Nadya I. Schubert, as Trustee of the Nadya I. Schubert Revocable Trust; as Successor Trustee of the Lawrence H. Schubert Revocable Trust; as Successor Trustee of the Adam Pugh Trust Agreement; and as Successor Trustee of the Rachel Schubert Trust Agreement


                           /s/                      *
                           ----------------------------------------------------
                           Alan E. Schubert, Individually; as Co-Trustee of the Matthew Schubert Outsource Trust; and as Co-Trustee of the Jason Schubert Outsource Trust


                           /s/                      *
                           ----------------------------------------------------
                           Matthew B. Schubert, as Co-Trustee of the Jason Schubert Outsource Trust


                           /s/                      *
                           ----------------------------------------------------
                           Jason D. Schubert, as Co-Trustee of the Matthew Schubert Outsource Trust


                           /s/                      *
                           ----------------------------------------------------
                           Virginia M. Morelli, as Personal Representative of the Estate of Louis A. Morelli, Individually; as Trustee of the Louis J. Morelli S Stock Trust; and as Trustee of the Margaret Morelli Janisch S Stock Trust


                           /s/                      *
                           ----------------------------------------------------
                           Virginia M. Morelli


                           /s/                      *
                           ----------------------------------------------------
                           Louis J. Morelli



                              Page 23 of 25 Pages

                           /s/                      *
                           ----------------------------------------------------
                           Margaret Morelli Janisch, Individually, and as Trustee of the Louis J. Morelli S. Stock Trust


                           /s/                      *
                           ----------------------------------------------------
                           Raymond S. Morelli


                           /s/                      *
                           ----------------------------------------------------
                           Mindi Wagner



*/s/ Garry E. Meier
--------------------------
Garry E. Meier
Attorney in Fact



                              Page 24 of 25 Pages

                                    EXHIBITS



Exhibit A         Joint Filing Agreement*

Exhibit B         Power of Attorney*

Exhibit C         Voting Trust Agreement**

Exhibit D         Agreement Among Shareholders and Investors**

----------------------

         *  To be filed by amendment.

         ** Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 of Outsource International, Inc. (File No. 333-33443) as filed with the Securities and Exchange Commission on August 12, 1997.


                              Page 25 of 25 Pages